Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Second Quarter and Six Months Ended April 30, 2014

WATERTOWN, CT -- (Marketwired - June 16, 2014) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its second quarter and first six months of fiscal year 2014. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the quarter ending April 30, 2014 increased 7%, to $18.6 million from $17.3 million, for the same quarter in fiscal 2013. The revenue increase was due to increased sales of office products, while other product categories declined. Gross profit decreased to $8.7 million in the second quarter of 2014 compared to $8.8 million in the second quarter of 2013. Gross profit as a percentage of sales decreased to 47% in the second quarter of 2014 from 51% for the comparable quarter a year ago. The lower gross profit and percentage is attributable to lower margins from the sale of office products. Income from operations in the three months ended April 30, 2014 increased to $355,000 from $334,000 for the comparable quarter a year ago as a result of lower operating costs. Net income for the quarter ended April 30, 2014 was $127,000 compared to a net loss of $150,000 in the quarter ended April 30, 2013. The improvement is attributable to lower interest expense and a higher tax benefit in the second quarter of 2014 as compared to the same period in 2013. The tax benefit effect reflected a change during the quarter in expected financial results for the full year, as well as the favorable effect of state tax credits, which impacted the estimated effective tax rate.

Total sales for the six months ending April 30, 2014 increased 8%, to $37.0 million from $34.4 million, for the same period in fiscal 2013. Gross profit decreased to $17.1 million in the first half of 2014 compared to $17.5 million in the first half of 2013. Gross profit as a percentage of sales decreased to 46% in the first half of 2014 from 51% for the comparable period a year ago. Similar to the three months discussed above, the revenue increase was due to increased sales of office products, while other product categories declined and the lower gross profit and percentage is attributable to lower margins from the sale of office products. The loss from operations in the six months ended April 30, 2014 was $411,000 compared to income from operation of $171,000 for the same period a year ago. The net loss increased to $720,000 for the six months ended April 30, 2014 compared to $557,000 in the six months ended April 30, 2013. The increase in the net loss was attributable to a lower gross margin and higher operating expenses in the first half of 2014 as compared to the same period in 2013.

"As we grow the office products category and compliment our water and coffee service lines, second quarter results for sales and income growth are positive signs we are gaining traction in the marketplace," stated Peter Baker, President & CEO of Crystal Rock Holdings. "We will continue to drive down operating expenses to maintain profitability, as well as, continually adapt our go to market strategy to meet the changing needs of customers."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                        CRYSTAL ROCK HOLDINGS, INC.
                           Results of Operations

                                    (Unaudited)            (Unaudited)
                                 Six Months Ended:     Three Months Ended:
                              ----------------------  ---------------------
                               April 30,   April 30,   April 30,  April 30,
                                 2014        2013        2014       2013
                              ----------  ----------  ---------- ----------
(000's $)

Sales                         $   37,007  $   34,390  $   18,576 $   17,347

(Loss) Income from operations $     (411) $      171  $      355 $      334

Net (Loss) Income             $     (720) $     (557) $      127 $     (150)

Basic net earnings (loss) per
 share                        $    (0.03) $    (0.03) $     0.01 $    (0.01)
Diluted net earnings (loss)
 per share                    $    (0.03) $    (0.03) $     0.01 $    (0.01)

Basic Wgt. Avg. Shares Out.
 (000's)                          21,360      21,377      21,360     21,373
Diluted Wgt Avg. Shares Out.
 (000's)                          21,360      21,377      21,365     21,373

Note: This press release contains a forward-looking statement about executing a sales growth plan and decreasing operating costs. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Increasing sales and decreasing operating costs requires a significant investment of money and management time and requires us to develop systems, such as online ordering and automated planning systems, to an extent we have not done previously. In addition, there are uncontrollable factors such as commodity prices and weather that may have a negative influence on cost. There is no assurance we can succeed in achieving either greater sales or cost reduction. We have many competitors, and some are bigger and better capitalized than we are. To the extent that we try to grow business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2013, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15